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                                                                   EXHIBIT 99.3


                              SIDE LETTER AGREEMENT

         This Side Letter Agreement (this "Agreement"), is entered into this 15th day of April, 1999, between MVII, LLC, a limited liability company formed under the laws of the State of California ("Purchaser"), and ___________________ ("Shareholder").

         WHEREAS, Shareholder beneficially owns and has dispositive power over __________ shares (the "Shares") of common stock, par value $.01 per share ("Common Stock"), of DSI Toys, Inc., a Texas corporation (the "Company");

         WHEREAS, concurrently herewith, the Company and Purchaser are entering into a Stock Purchase Agreement dated as of April 15, 1999, (the "Stock Purchase Agreement"), pursuant to which Purchaser has agreed, among other things, to make a cash tender offer (the "Offer") for up to 1,600,000 shares of Common Stock of the Company at $4.38 per share (or any higher price paid in the Offer, the "Offer Price"), net to the seller in cash;

         WHEREAS, as a condition to the willingness of Purchaser to enter into the Stock Purchase Agreement, Purchaser has required that Shareholder agree, and in order to induce Purchaser to enter into the Stock Purchase Agreement, Shareholder has agreed, among other things, to tender the Shares into the Offer; and

         WHEREAS, capitalized terms not defined herein shall have the meanings ascribed to them in the Stock Purchase Agreement.

         NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and other good and valuable consideration, the adequacy of which is hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

1.       Tender of Shares.

                  (a) Shareholder agrees, in the event the Minimum Condition is not met as of the initial scheduled expiration date of the Offer, to tender and sell to Purchaser, free and clear of all mortgages, pledges, security interests, encumbrances, liens, options, debts, charges, claims and restrictions of any kind, such number of Shareholder's Shares, pursuant to the terms of the Offer, except where such sales in response to the Offer might result in liability under
Section 16(b) of the Securities and Exchange Act of 1934, as amended (the "Exchange Act"), so that the number of Shares tendered by Shareholder and all other shareholders of the Company shall meet the Minimum Condition. Shareholder agrees that Shareholder shall deliver to the depository for the Offer for receipt prior to the initial scheduled expiration date of the Offer, either a letter of transmittal together with the certificates for the Shares, if available, or a "Notice of Guaranteed Delivery," if the Shares are not available. Shareholder agrees not to withdraw any Shares tendered into the Offer. Nothing contained herein shall prevent Shareholder from tendering any or all Shares, even if the Minimum Condition is otherwise met, subject to the pro rata reduction as described in Section 1(b) of this Agreement.


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                  (b) In the event more than 1,600,000 shares of Common Stock are tendered into the Offer, the Shares tendered by the Shareholder shall be subject to a pro rata reduction to the same extent as the shares of Common Stock tendered by any other shareholder in the Offer, as required by the Stock Purchase Agreement.

2.       Representations and Warranties of Shareholder.

         Shareholder hereby represents and warrants to Purchaser as follows:

         2.1      Title.

                  Shareholder is the owner (both beneficially and of record) of the Shares. Except for the Shares and as set forth in Exhibit 2.1 attached hereto, Shareholder is not the record or beneficial owner of any shares of, and does not have any other rights of any nature to acquire any additional shares of, capital stock of the Company. Shareholder will deliver in accordance with the terms of this Agreement, all of the Shares, free and clear of all security interests, liens, claims, pledges, options, restrictions, rights of first refusal, agreements, limitations on Shareholder's voting rights, charges and other encumbrances of any nature whatsoever, except for those rights and limitations contemplated by the Stock Purchase Agreement and the Other Agreements. Except as provided in that certain Shareholders' and Voting Agreement of DSI Toys, Inc. dated as of even date herewith among the Company, Purchaser, and the DSI Group, Shareholder has not appointed or granted any proxy, which appointment or grant is still effective, with respect to any of the Shares. The Shareholder has sole power of disposition with respect to all of the Shares.

         2.2      Authority Relative to This Agreement.

                  Shareholder has all necessary power and authority to execute and deliver this Agreement, to perform Shareholder's obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Shareholder and, assuming the due authorization, execution and delivery by Purchaser, constitutes a legal, valid and binding obligation of Shareholder enforceable against Shareholder in accordance with its terms.

         2.3      No Conflict.

                  The execution and delivery of this Agreement by Shareholder does not, and the performance of this Agreement by Shareholder will not, (a) except for any filings required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), require any consent, approval, authorization or permit of, or filing with or notification to , any governmental or regulatory authority, domestic or foreign, or (b) conflict with, violate or result in any breach of or constitute a default under (or an event which with notice or lapse of time or both would become a default under) any agreement, judgment, injunction, order, law, rule, regulation, decree or arrangement to which Shareholder or the Company is a party or is bound.




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         2.4      Brokers.

                  No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Shareholder or the Company.

         2.5      Absence of Claims.

                  Shareholder has no claims, demands, actions, causes of action, suits, damages, or losses of any nature whatsoever, whether asserted or unasserted, as a result of actions or omissions through the date of this Agreement, including without limitation any claims of alleged employment discrimination, either as a result of the negotiated and specifically agreed to separation of the Shareholders's employment with the Company or otherwise, under the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, any other federal, state or local statute, rule, ordinance, or regulation, as well as any claims for alleged wrongful discharge, negligent or intentional infliction of emotional distress, breach of contract, including, without limitation, the breach of any employment agreement between the Company and the Shareholder, or any other claims sounding in tort, contract, or any other unlawful or wrongful behavior ("Claims"), and knows of no set of facts which, currently or with the passage of time, would give rise to any Claims by the Shareholder, against the Company, any of its subsidiaries or any affiliated companies and businesses thereof, or any of their successors, assigns, officers, owners, directors, agents, representatives, attorneys or employees (the "Company Affiliates").

3.       Representations and Warranties of Purchaser.

         3.1      Authority Relative to This Agreement.

                  Purchaser has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Purchaser and the consummation by Purchaser of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Purchaser. This Agreement has been duly and validly executed and delivered by Purchaser and, assuming the due authorization, execution and delivery by Shareholder, constitutes a legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms.

         3.2      No Conflict.

                  The execution and delivery of this Agreement by Purchaser does not, and the performance of this Agreement by Purchaser will not, (a) except for any filings required under the HSR Act, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign, (b) conflict with or violate the governing instruments of Purchaser, (c) conflict with, violate or result in any breach of or constitute a default under (or an event which with notice or lapse of time or both would become a default under) any agreement, judgment, injunction, order, law, rule, regulation, decree or arrangement



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applicable to Purchaser or by which any property or asset of Purchaser is bound or affected, other than, in the case of clause (c), any such conflicts, violations, breaches or defaults that, individually or in the aggregate, would not materially impair the ability of Purchaser to perform its obligations hereunder.

         3.3      Brokers.

                  Except for Gerard, Klauer, Mattison & Co., Inc. and other broker-dealers Purchaser may elect to retain, all of whose fees will be paid by Purchaser, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Purchaser.

         3.4      Investment Intent.

                  Purchaser hereby represents that any securities it purchases pursuant to this Agreement are being purchased for its own account for investment and not with a view to, or for sale in connection with, any public distribution thereof.

4.       Covenant of Shareholder.

         Shareholder shall not, directly or indirectly, solicit, initiate or knowingly encourage (including by way of furnishing information), entertain or consider any Takeover Proposal from any Person other than Purchaser or engage in or continue discussions or negotiations relating to any Takeover Proposal, except that the provisions of this Section 4 shall not restrict the Shareholder's ability to act in such Shareholder's capacity as a director of the Company in accordance with Section 5.2 of the Stock Purchase Agreement. Shareholder shall immediately cease any existing activities, discussions or negotiations by Shareholder or any investment banker, attorney, accountant or other advisor or representative of Shareholder with parties conducted heretofore with respect to any of the foregoing.

5.       Additional Covenants of Shareholder.

         Shareholder hereby covenants and agrees that until the earlier of the Second Closing or the termination of the Stock Purchase Agreement in accordance with the terms and conditions thereof, except as contemplated by this Agreement and except pursuant to the Offer, Shareholder shall not, and shall not offer or agree to, sell, transfer, tender, assign, or otherwise dispose of, or create or permit to exist any restriction, right of first refusal, agreement or limitation on Shareholder's voting rights, with respect to, the Shares now owned or any other shares that may hereafter be acquired by Shareholder, other than as contemplated by the Stock Purchase Agreement and the Other Agreements.

6.       Termination.

         This Agreement shall terminate automatically on the earlier to occur of the Second Closing or termination of the Stock Purchase Agreement in accordance with the terms and conditions thereof.



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7.       Miscellaneous.

         7.1      Expenses.

                  All costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

         7.2      Survival.

                  The representations and warranties of the Shareholder contained in this Agreement shall survive the termination of this Agreement only upon the occurrence of the Second Closing until the fourth anniversary of the Second Closing.

         7.3      Further Assurances.

                  Shareholder and Purchaser shall execute and deliver all such further documents and instruments and take all such further action as may be necessary in order to consummate the transactions contemplated hereby.

         7.4      Specific Performance.

                  The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

         7.5      Entire Agreement.

                  This Agreement constitutes the entire agreement between Purchaser and Shareholder with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, between Purchaser and Shareholder with respect to the subject matter hereof.

         7.6      Assignment.

                  This Agreement shall not be assigned by operation of law or otherwise.

         7.7      Parties in Interest.

                  This Agreement shall be binding upon, inure solely to the benefit of, and be enforceable by, the parties hereto and their successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.




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         7.8      Amendment; Waiver.

                  This Agreement may not be amended except by an instrument in writing signed by the parties hereto. Any party hereto may (a) extend the time for the performance of any obligation or other act of any other party hereto,
(b) waive any inaccuracy in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any agreement or condition contained herein, provided, however, any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby.

         7.9      Severability.

                  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain fully in force and effect so long as the economic or legal substance of this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the terms of this Agreement remain as originally contemplated to the fullest extent possible.

         7.10     Notices.

                  All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, by overnight courier or facsimile to the respective parties as follows:

         If to Purchaser:

                                    Tom Martin
                                    654 Osos Street
                                    San Luis Obispo, CA 93401
                                    Fax #: 805/545-7590

                           with a copy to:

                                    J. Todd Mirolla, Esq.
                                    Andre, Morris & Buttery
                                    1304 Pacific Street
                                    San Luis Obispo, CA 93401
                                    Fax #:  805/543-0752




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                           if to Shareholder:

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                           with a copy to:

                                    Michael L. Bengtson, Esq.
                                    Thompson & Knight
                                    1200 San Jacinto Center
                                    98 San Jacinto Boulevard
                                    Austin, TX  78701
                                    Fax #: 512/469-6180

         7.10     Governing Law.

                  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Texas applicable to contracts executed in and to be performed in Texas without regard to any principles of choice of law or conflicts of law of such State.

         7.11     Headings.

                  The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

         7.12     Counterparts.

                  This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when as executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.



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         IN WITNESS WHEREOF, each of the parties hereto has caused this
Agreement to be duly executed and delivered as of the date first written above.

                                      PURCHASER:


                                      By:
                                         ---------------------------------------
                                         Name:  E. Thomas Martin
                                         Title: Manager


                                      SHAREHOLDER:



                                      ------------------------------------------
                                      Name:



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